Exhibit 99.2

                          FIRST AVIATION SERVICES INC.
         ANNOUNCES THE ACQUISITION OF REGIONAL DISTRIBUTION CENTERS AND
                        WORLDWIDE DISTRIBUTION AGREEMENT


WESTPORT, CT, August 3, 2001 - First Aviation Services Inc. (NASDAQ: FAVS), today announced that it has reached an agreement to acquire five Regional Distribution Centers from Superior Air Parts, Inc. The distribution centers are located in Haywood, CA, Ft. Lauderdale, FL, St. Charles, IL, Allentown, PA and Dallas, TX. In addition, Aerospace Products International Inc. (API), a subsidiary of FAvS, will be appointed a Worldwide Distributor for Superior's line of FAA approved replacement parts for Lycoming and Continental aircraft engines. The purchase price will be between $4.0 and $5.0 million cash and the assumption of certain liabilities. The actual purchase price will be dependent upon the amount of inventory acquired. The transaction is expected to close by the middle of August.

Superior Air Parts, Inc. is the world's largest supplier of FAA approved replacement parts for Lycoming and Continental aircraft engines, and is a leading manufacturer for aftermarket and new replacement engines.

According to Michael Culver, President and Chief Executive Officer of of FAvS, "These agreements with Superior Air Parts underscore our position as a leader in global aftermarket support for aerospace products, and allow us to continue our growth, which is far in excess of industry rates. We offer the highest quality value-added supply chain platform in the industry. We are proud to add Superior to our growing list of high quality manufacturers of aerospace products."

Aaron Hollander, Chairman of FAvS, stated that "These agreements touch on three of FAvS' strategic objectives: First, adding more volume to the Company's distribution business, second, developing long term, fee for services supply chain management contracts, and third, partnering with OEMs on proprietary products. It is an innovative deal and all parties are very pleased to have been able to reach such a far-reaching partnership."

First Aviation Services Inc. (NASDAQ: FAVS), located in Westport, Connecticut is a worldwide leader in providing services to aircraft operators of some of the most widely used commercial and general aviation aircraft. Its operations include API, which is based in Memphis, Tennessee, and is a leader in the supply of aerospace products and services worldwide. In addition to the product lines it distributes, API offers supply chain management services, overhaul and repair services for brakes and
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starter/generators, and builds custom hose assemblies. With locations in the
U.S., Canada and Asia Pacific, plus partners throughout the world, API continues to be the fastest growing supplier of aviation products and inventory management solutions in the industry.

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Contact:          John A. Marsalisi
                  Vice President & Chief Financial Officer
                  First Aviation Services Inc.
                  (203) 291-3303